UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 28, 2007	(March 22, 2007)
Date of report	(Date of earliest event reported)

Hexcel Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut  06901-3238
(Address of Principal Executive Offices and Zip Code)

(203) 969-0666
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2007, we adopted an annual cash bonus plan for Mr. Joseph H. Shaulson, President—Reinforcements.  As previously announced, we are exploring strategic alternatives for the portions of our Reinforcements business unit other than our reinforcements for composites business.  The sole performance measure for Mr. Shaulson’s annual cash bonus award for 2007 is EBITDA of the US Electronics, Ballistics and General Industrial businesses (“EBGI”), which is the remaining portion of the reinforcements business with respect to which we are exploring strategic options.  If the EBGI business is sold during 2007, Mr. Shaulson will be eligible for a pro-rata award based on the year-to-date EBITDA measured against the year-to-date EBITDA in the business plan with an opportunity to earn an enhanced cash bonus award for performance at or above the plan target, but only in the event a sale is consummated.  We set the target level to reflect our internal business plan which contains the same level of EBITDA as is being used in the evaluation of our strategic alternatives.  The target level of EBITDA requires a high level of financial performance, and is therefore challenging, yet achievable.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

March 28, 2007

/s/ Stephen C. Forsyth
Stephen C. Forsyth
Executive Vice President